Exhibit 10.13

EXECUTION VERSION

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT, dated as of September 1, 2005, by and among Gary L. Wilson (“GW”), Alfred D. Boyer (“AB”), Robert Day (“RD” and, together with GW and AB, the “Manager”), One Equity Partners LLC (“OEP”) and Progress Rail Services Parent Corp., a Delaware corporation (“Parent”).

WHEREAS, OEP entered into a Management Agreement, dated as of March 24, 2005 (as such agreement may be amended, modified or restated from time to time, the “OEP Management Agreement”), whereby OEP agreed to provide Parent and the direct or indirect subsidiaries of Parent (individually, a “Subsidiary” and, collectively, the “Subsidiaries”; and, together with Parent, the “Company”) with certain services as forth therein and whereby such services may be provided by OEP arranging for and coordinating services of other professionals, experts and consultants (the “Subcontract Right”); and

WHEREAS, in accordance with OEP’s Subcontract Right, OEP and Parent desire that the Manager provide Parent with certain services as set forth herein (the “Services”), and the Manager desires to render such services to Parent in consideration of a management fee as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             SERVICES.

1.1           Services. At OEP’s request, the Manager shall provide Services to the Company. Such Services shall consist of, assisting OEP in (a) identifying other companies for potential acquisitions (the “Target Companies”), (b) reviewing and evaluating potential investments in Target Companies, and (c) structuring and negotiating the terms of investments in Target Companies; provided, however, that in no event shall the Manager be deemed to be managing the investments of the Company or OEP or an investment advisor to the Company or OEP and the Manager shall not be required to take any action inconsistent with this proviso.

1.2           Independent Contractor. Notwithstanding the Services requested, provided or to be provided hereunder, the Manager shall be deemed to be an independent contractor and, unless otherwise expressly authorized or provided, shall not be authorized to manage the affairs of, act in the name of, or bind OEP or the Company pursuant to this Agreement. The Manager is not, and shall not be considered, a partner of OEP or the Company and the parties do not intend that this Agreement, separately or in conjunction with any other document, create any joint venture or partnership. Neither OEP nor the Company shall not be obligated to follow or accept any recommendation made by the Manager. The management, policies and operations of the Company and OEP shall be the responsibility of the Company and OEP, respectively.

2.             COMPENSATION FOR SERVICES; REIMBURSEMENT.

2.1           Service Fee. Parent shall pay directly to BDW Management LLC, on behalf of the Manager, a service fee in United States dollars (the “Service Fee”) equal to the Manager’s “pro rata” portion of any service fee paid by Parent to OEP pursuant to Section 3.1 of the OEP Management Agreement without giving effect to Section 2.3 hereof (the “OEP Service Fee”) for each 12-month period during the term of this Agreement, payable in advance and in equal quarterly installments during the term of this Agreement, on the first day of each February, May, August and November (each such date, a “Payment Date”) commencing May 1, 2005. For purposes of this Agreement with respect to any Payment Date, the Manager’s “pro rata” portion of the OEP Service Fee means such OEP Service Fee multiplied by a fraction, the numerator of which is the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Parent owned in the aggregate by the Manager and their respective Permitted Transferees (as defined in the Amended and Restated Stockholders’ Agreement, dated as of September 1, 2005 (the “Stockholders’ Agreement”) as of the date three business days prior to such Payment Date and the denominator of which is the number of Shares owned in the aggregate by the OEP Stockholders (as defined in the Stockholders’ Agreement) and their respective Permitted Transferees as of the date three business days prior to such Payment Date plus the number of Shares owned in the aggregate by the Manager and their respective Permitted Transferees as of the date three business days prior to such Payment Date. To the extent any Service Fee is not paid it will accrue until paid. If on any day on which the Service Fee is due is not a business day, the Service Fee shall be due on the next succeeding business day.

2.2           Other Transaction Fees. In connection with any acquisition of any business (whether by merger, stock acquisition, asset acquisition or otherwise) by Parent or any Subsidiary (an “Acquisition Transaction”) or any sale of Parent or any Subsidiary or any business thereof (whether by merger, stock acquisition, asset acquisition or otherwise) (a “Sale Transaction”), Parent shall pay a transaction fee in United States dollars (the “Transaction Fee”) to BDW Management LLC, on behalf of the Manager, equal to the Manager’s “pro rata” portion of any such transaction fee payable by Parent to OEP pursuant to Section 4.2 of the OEP Management Agreement without giving effect to Section 2.3 hereof (the “OEP Transaction Fee”) payable in full to Boyer Capital Management, on behalf of the Manager, upon the closing of each such Acquisition Transaction or Sale Transaction. For purposes of this Agreement, the Manager’s “pro rata” portion of the OEP Transaction Fee means such OEP Transaction Fee multiplied by a fraction, the numerator of which is the number of shares of Common Stock of Parent owned in the aggregate by the Manager and their respective Permitted Transferees as of the date three business days prior to the closing of such Acquisition Transaction or Sale Transaction and the denominator of which is the number of Shares owned in the aggregate by the OEP Stockholders and their respective Permitted Transferees as of the date three business days prior to the closing of such Acquisition Transaction or Sale Transaction plus the number of Shares owned in the aggregate by the Manager and their respective Permitted Transferees as of the date three business days prior to the closing of such Acquisition Transaction or Sale Transaction.

2.3           Reduction of Fees to OEP. The OEP Service Fees and OEP Transaction Fees payable shall be reduced by the amount of Service Fees and Transaction Fees payable hereunder, respectively.

2.4           Reimbursement. In addition to the fees payable pursuant to Sections 2.1 and 2.2, Parent shall reimburse the Manager promptly on demand for any reasonable expenses incurred by the Manager in connection with providing any Services specifically requested to be performed hereunder.

3.             LIABILITY AND INDEMNIFICATION.

3.1           Liability of Indemnified Persons. Neither the Manager nor any of its affiliates nor any stockholder, member, director, partner, officer, employee, agent, representative or affiliate of any of the foregoing (collectively, “Indemnified Persons”) shall be liable to the Company, any subsidiary of the Company, any Target Company or any of their respective affiliates for any claims, damages, losses, expenses or liabilities of any nature whatsoever, including, but not limited to, legal fees and expenses (collectively, “Losses”), to which such Indemnified Person may become subject in connection with or arising out of or related to this Agreement, including, without limitation, by reason of any act or omission in connection with Services, unless and to the extent it is determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Losses resulted from the fraud or gross negligence of such Indemnified Person. Each Indemnified Person shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent persons experienced in the matter at issue, and any act or omission of any Indemnified Person in reasonable reliance on such advice shall in no event subject any of them to liability to the Company or any Target Company, or any of their respective affiliates.

3.2           Indemnification. Parent shall, to the fullest extent permitted by applicable laws, indemnify and hold harmless each of the Indemnified Persons from and against any and all Losses to which such Indemnified Person may become subject in connection with or arising out of or related to this Agreement, including, without limitation, in connection with providing or failing to provide Services (or any act or omission in connection therewith); provided, however, that the foregoing indemnification shall not include or apply to the extent that any Losses are determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction to have resulted from the fraud or gross negligence of such Indemnified Person. In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement, Parent will periodically advance to or reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) as incurred in connection therewith; provided, however, that such Indemnified Person shall promptly repay to Parent the amount of any such advanced or reimbursed expenses paid to it to the extent it shall ultimately be determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Person is not entitled to such advance or reimbursement by Parent as herein provided in connection with such action, proceeding or investigation. The rights of indemnification provided in this Section 3.2 will be in addition to any rights to which an Indemnified Person may otherwise be entitled by contract or as a matter of law, including pursuant to the bylaws of the Company, and shall extend to each of its or his heirs, successors and assigns.

4.             TERM.

4.1           The term of this Agreement shall commence on the date hereof and shall terminate on the earlier of (a) the date on which GW and his Permitted Transferees cease to own all of the Shares so owned as of the date hereof (other than Shares sold by such persons in accordance with Sections 2.4 and 2.5 of the Stockholders’ Agreement), and (b) the termination of the OEP Management Agreement.

4.2           In the event of a Sale of the Company (as defined in the Stockholders’ Agreement), Parent shall have the right to terminate this Agreement by providing prior written notice of termination to the Manager.

4.3           Notwithstanding anything in this Section 4 to the contrary, the Manager shall have the right to terminate this Agreement at any time by providing prior written notice of termination to Parent and OEP.

5.             NOTICES.

5.1           All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when received by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service or given in person, to the following addresses of the parties hereto or to such changed address as such party may have specified for notice:

Manager:

c/o Alfred D. Boyer
542 The Strand
Hermosa Beach, California 90254
Facsimile: (310) 937-6149

Parent:	Progress Rail Services Parent Corp.
1600 Progress Drive
P.O. Box 1037
Albertville, Alabama 35950
Facsimile: (256) 840-2782
Attention: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile: (212) 309-6273
Attention: Ira White, Esq.

OEP:	One Equity Partners LLC
One Bank One Plaza, 14th Floor
Chicago, Illinois 60670-0610
Facsimile: (312) 732-7495
Attention: Thomas J. Kichler

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile: (212) 309-6273
Attention: Ira White, Esq.

6.             MISCELLANEOUS.

6.1           Headings and Captions. All headings and captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

6.2           Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person may require.

6.3           Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the same agreement.

6.4           Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.5           No Assignment. This Agreement may not be assigned by any party hereto without the consent of each other party hereto.

6.6           Severability. The parties hereto intend that each provision hereof constitute a separate agreement among them. Accordingly, the provisions hereof are severable and in the event that any provision of this Agreement shall be deemed invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

6.7           Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument executed by or on behalf of each of the parties hereto.

6.8           No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer third party beneficiary rights upon any other person or entity.

6.9           Effect of Termination or Non-Renewal. The provisions of Sections 1.2, 5 and 6 hereof shall survive any termination or non-renewal of this Agreement. The fees paid or payable hereunder prior to any termination or non-renewal of this Agreement pursuant to Section 2 hereof shall be deemed earned when they become so payable and shall not be affected by any subsequent termination or non-renewal of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

/s/ Gary L. Wilson
Gary L. Wilson

/s/ Alfred D. Boyer
Alfred D. Boyer

/s/ Robert Day
Robert Day

PROGRESS RAIL SERVICES PARENT CORP.

By:	/s/ William P. Ainsworth
Name: William P. Ainsworth
Title: President and Chief Executive Officer

ONE EQUITY PARTNERS LLC

By:	/s/ Thomas J. Kichler
Name: Thomas J. Kichler
Title: Partner